Exhibit 99.1
OPENTV APPOINTS BEN BENNETT
CHIEF OPERATING OFFICER, ACTING CHIEF EXECUTIVE OFFICER
Alan Guggenheim Steps Down as President & CEO
Mauro Saladini Joins OpenTV Board of Directors
San Francisco, Calif., August 29, 2007 — OpenTV Corp. (NASDAQ GM: OPTV), a leading provider of enabling technologies for advanced television and cross-platform interactive services, reported today that the Board of Directors has appointed Ben Bennett to Chief Operating Officer, a new position, and Acting Chief Executive Officer. Bennett moves up from the position of Senior Vice President, Customer Operations. Alan Guggenheim has stepped down as President and Chief Executive Officer and Director of the Company for personal reasons. The Board also named Mauro Saladini as a new Director of OpenTV.
Andre Kudelski, Executive Chairman of OpenTV, commented, “OpenTV is strongly positioned as the worldwide leader in middleware for television network operators, providing a customer-focused, solutions-based approach to the market. As we move forward, we believe OpenTV enjoys the opportunity to embrace a broader vision that includes continuing to grow its middleware position around the world while also fully capitalizing on the opportunities it is developing in the U.S. cable market and in high-potential technology solutions like advanced advertising. The elevation of Ben Bennett and the addition of Mauro Saladini to our Board strengthen OpenTV as it pursues this vision.”
“Ben is a highly regarded and experienced OpenTV executive who has a clear view of the Company’s potential as well as outstanding relationships both within OpenTV and externally with customers and partners around the world. We look forward to Ben’s contributions as he steps into this expanded role, and we also are delighted to welcome Mauro’s keen insights as a member of our Board.”
Saladini currently serves as Executive Vice President and Chief Financial Officer of the Kudelski Group and has extensive experience in the media and advertising industry, including as a partner of consulting firm McKinsey.
Bennett, with OpenTV since March 2000, has served as Managing Director for OpenTV’s European Operations overseeing operations and relationships with European network operators, broadcasters, and set-top box and conditional access manufacturers. He brings significant international management experience in the commercial deployment of advanced digital and interactive TV and has overseen a number of OpenTV’s worldwide customer deployments.
Bennett also served as Senior Vice President and General Manager of OpenTV’s Worldwide Professional Services, Consulting and Support group, managing the company’s product deployment and integration teams in the U.S., Europe, and Asia Pacific. Bennett has also held senior management positions at companies throughout Europe such as Logica and British Telecom.

About OpenTV
OpenTV is one of the world’s leading providers of solutions for the delivery of digital and interactive television. The company’s software has been integrated in over 92 million digital set-top boxes and digital televisions around the world. The software enables enhanced program guides, video-on-demand, personal video recording, enhanced television, interactive shopping, interactive and addressable advertising, games and a variety of consumer care and communication applications. For more information, please visit www.opentv.com.
For further information, please contact:
Investor Contacts:
Shum Mukherjee
Chief Financial Officer
OpenTV Corp.
Tel: +1 (415) 962-5000
investorrelations@opentv.com
Jeff Majtyka / Brad Edwards
Brainerd Communicators
Tel: +1 212-986-6667
Majtyka@braincomm.com
edwards@braincomm.com
Press Contacts:
Tracy Geist
Senior Vice President, Market Development
OpenTV Corp.
Tel: +1 (415) 962-5000
tgeist@opentv.com
Lisa Ruiz Rogers
Manning, Selvage, & Lee
Tel: +1 323 866 6059
lisa.rogers@mslpr.com
Justin Hayward
Manning Selvage & Lee
Tel: +44 (0) 20 7878 32919
justin.hayward@mslpr.co.uk